AMENDMENT NO. 2
TO THE BYLAWS
OF
INTELLINETICS, INC.

This Amendment No. 2 to the Bylaws of Intellinetics, Inc., a Nevada corporation (the "Corporation"), is dated as of [February 27, 2020].

WHEREAS, Article 3.2 of the Bylaws currently sets forth procedures for notifying stockholders in the event that any action is taken in writing by a majority in interest of the outstanding stockholders; and

WHEREAS, in the judgment of the Corporation's board of directors (the "Board"), it is desirable and in the best interests of the Corporation to revise and update such procedures; and

WHEREAS, pursuant to Article 8.2 of the Bylaws, the Board may amend the Bylaws at any time, unless such amendment is specifically prohibited in the Corporation's articles of incorporation or the Bylaws or relates to shareholder quorum or voting requirements; and

WHEREAS, the proposed amendment is not subject to any of the restrictions mentioned in the foregoing paragraph;

NOW THEREFORE, the Bylaws are hereby amended as follows:

Section 2.13.2 is hereby deleted and replaced in its entirety with the following:

"2.13.2 Post-Consent Notice. Unless the written consents of all shareholders entitled to vote have been obtained, notice of any shareholder approval without a meeting shall be given at least ten (10) days following the effective date of the action authorized by such approval to (i) those shareholders entitled to vote who did not consent in writing, and (ii) those shareholders not entitled to vote. Any such notice must be accompanied by the same material that is required under the Statutes to be sent in a notice of meeting at which the proposed action would have been submitted to the shareholders for action. The foregoing notice requirement will be deemed satisfied if the information that would have been included in such notice is included in any Current Report on Form 8-K filed by the corporation with the Securities and Exchange Commission."

IN WITNESS WHEREOF, the undersigned has caused the foregoing instrument to be executed as of the day and the year first above written.

DocuSigned by:
James DeSocio
A08B6389C8EF4D7...

By: ______________________
James F. DeSocio
President and Chief Executive Officer